EXHIBIT 10.1

REPLIGEN CORPORATION

2018 STOCK OPTION AND INCENTIVE PLAN

SUB-PLAN FOR FRENCH-QUALIFIED RESTRICTED STOCK UNITS

This appendix (the “Sub-Plan for French-Qualified Restricted Stock Units”) amends and supplements certain terms and conditions of the Repligen Corporation 2018 Stock Option and Incentive Plan (the “Plan”), in accordance with Section 2(g) of the Plan. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

SECTION 1. GENERAL PURPOSE; DEFINITIONS; INTERPRETATION

(a) General Purpose. The purpose of this Sub-Plan for French-Qualified Restricted Stock Units is to permit certain Restricted Stock Units granted under the Plan to qualify for the specific French tax and social security regime applicable to actions gratuites granted under articles L225-197-1 to L255-197-6 of the French Code de commerce.

(b) Definitions. The following terms shall be defined as set forth below:

“Dealing Day” means any day the regulated securities exchange on which the Company’s capital stock is admitted to quotation is open for business transactions.

“Disability” means a state of disability (invalidité) of second or third category as defined in article L341-4 of the French Code de la sécurité sociale.

“Eligible French Grantee” means any French Resident who, on the relevant grant date, is;

•	employed by the Company or a Subsidiary under a contract that qualifies as employment contract (contrat de travail) under French labor laws; or

•	serving as corporate director or officer (mandataire social) with executive management functions of the Company; or

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serving as corporate director or officer (mandataire social) with executive management functions of a Subsidiary, provided that (i) the Company’s capital stock is admitted to quotation on a regulated securities exchange and (ii) the specific provisions set forth in article L225-197-6 of the French Code de commerce are complied with.

“French Participant” means any Eligible French Grantee who holds French-Qualified Restricted Stock Units or shares of Stock issued upon settlement of French-Qualified Restricted Stock Units or, if the context so requires, his or her legal representative, guardian or estate.

“French Resident” means any natural person who is a French resident for income tax purposes and/or who falls within the scope of the French social security regulation.

For the avoidance of doubt, the above list is limitative and excludes in particular, without limitation, corporate directors and officers with executive management functions of any Subsidiary (if the Company’s capital stock is not admitted to quotation on a regulated securities exchange) and Consultants.

“French-Qualified Restricted Stock Unit” means any Restricted Stock Unit awarded to an Eligible French Grantee under this Sub-Plan for French-Qualified Restricted Stock Units.

(c) Interpretation.

(i) French-Qualified Restricted Stock Units represent conditional rights to be issued for free a certain number of shares of Stock if certain conditions specified in the relevant Award Certificates are satisfied.

(ii) A French Participant shall have no rights as a stockholder as to the shares of Stock underlying his or her French-Qualified Restricted Stock Units until such French-Qualified Restricted Stock Units are vested and actually settled in shares of Stock. For the avoidance of doubt, a French Participant may not be credited with Dividend Equivalent Rights with respect to the shares of Stock underlying his or her French-Qualified Restricted Stock Units.

(iii) The Service Relationship of a French Participant with the Company or the relevant Subsidiary, to the extent this relationship is governed by French labor law, shall be considered terminated:

•	(in case of dismissal (licenciement)) on the date of receipt by (or of first presentation to) the French Participant of the dismissal letter (lettre de notification de licenciement); or

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(in case of contractual termination (rupture conventionnelle)) on the date on which the termination agreement (convention de rupture) is executed between the French Participant and the Company or relevant Subsidiary; or

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(in case of resignation (démission)) on the date of receipt by (or of first presentation to) the Company or relevant Subsidiary of the resignation letter (lettre de démission) or, if such resignation letter specifies a term, on the date of such term.

SECTION 2. GRANT OF FRENCH-QUALIFIED RESTRICTED STOCK UNITS; ADJUSTMENTS

(a) No Restricted Stock Units shall be granted to a French Resident if that French Resident does not qualify as an Eligible French Grantee on the relevant grant date. Awards of Restricted Stock Units granted to an Eligible French Grantee shall relate exclusively to French-Qualified Restricted Stock Units, and this shall be specified in the relevant Award Certificate.

(b) No French-Qualified Restricted Stock Units shall be granted to an Eligible French Grantee who owns more than 10% of the share capital of the Company on the relevant grant date or would own more than 10% of the share capital of the Company upon settlement of such French-Qualified Restricted Stock Units.

(c) If a transaction or event affects the Company’s capital stock, there shall be no adjustments made to French-Qualified Restricted Stock Units granted to French Participants except:

(i) if the outstanding shares of Stock are exchanged for different shares as a result of a merger (fusion) or demerger (scission), in which case such different shares may be substituted for the shares of Stock underlying French-Qualified Restricted Stock Units that do not forfeit upon completion of the transaction; and

(ii) if the Company’s capital stock is affected as a result of an event similar to one of those listed in article L225-181 of the French Code de commerce, in which case adjustments similar to those prescribed in articles R.225-137 and following of the French Code de commerce may be made to Awards granted to French Participants (including in particular any adjustment to the number or nature of shares underlying the relevant French-Qualified Restricted Stock Units), in each case provided that (x) the substitution or adjustments shall not provide any additional benefit or gain to the French Participants and the purpose and effects of such substitution or adjustments shall only be to preserve the rights of the French Participants unaffected and (y) the French Participants shall not receive, or be entitled to receive, any cash payment as a result thereof (including for the avoidance of doubt as indemnification for fractions of shares or otherwise).

SECTION 3. VESTING; SETTLEMENT OF FRENCH-QUALIFIED RESTRICTED STOCK UNITS

(a) Subject to the provisions of paragraphs (b) and (c) of this Section 3, the vesting date in respect of any French-Qualified Restricted Stock Units shall in no event occur before the first anniversary of the relevant grant date.

(b) In case of death of a French Participant, his or her estate may, within the six months following the death of the French Participant, require the immediate settlement of that French Participant’s vested French-Qualified Restricted Stock Units; failing that the French-Qualified Restricted Stock Units of the deceased French Participant shall automatically and without notice terminate and be forfeited.

(c) In case of Disability of a French Participant, the Administrator may in its sole discretion accelerate the vesting of that French Participant’s French-Qualified Restricted Stock Units.

(d) French-Qualified Restricted Stock Units shall be settled exclusively in shares of Stock (and not in cash or a mix of shares of Stock and cash).

(e) All shares of Stock issued to French Participants upon settlement of French-Qualified Restricted Stock Units shall have a nominative form (titres nominatifs) or shall be registered in specific “mentioned by name accounts” (comptes-titres nominatifs) in the Company’s registers.

SECTION 4. RESTRICTIONS ON TRANSFER

(a) Subject to the provisions of paragraphs (b) and (c) of this Section 4, shares of Stock issued upon settlement of French-Qualified Restricted Stock Units shall not be sold, exchanged or otherwise disposed of (including for the avoidance of doubt in case of occurrence of a Sale Event), before the second anniversary of the relevant grant date.

(b) In case of Disability or death of a French Participant, transfer restrictions imposed with respect to shares of Stock issued upon settlement of that French Participant’s French-Qualified Restricted Stock Units shall be immediately and automatically waived.

(c) Shares of Stock issued upon settlement of French-Qualified Restricted Stock Units may be exchanged in the context of a merger (fusion), demerger (scission), public offering (offre publique), stock split (division) or stock regrouping (regroupement) affecting the Company’s capital stock, provided that (i) the French Participants are obliged to participate in the relevant transaction or event, (ii) the exchange shall not provide any additional benefit or gain to the French Participants and the purpose and effects of such exchange shall only be to preserve the rights of the French Participants unaffected and (iii) the French Participants shall not receive, or be entitled to receive, any cash payment as a result thereof (including for the avoidance of doubt as indemnification for fractions of shares or otherwise). In this case, shares received by French Participants in exchange for shares of Stock issued upon settlement of French-Qualified Restricted Stock Units shall remain subject to the provisions of the Plan (including this Sub-Plan for French-Qualified Restricted Stock Units) and shall in particular, without limitation, not be sold, exchanged or otherwise disposed of (including for the avoidance of doubt in case of occurrence of a Sale Event) before the second anniversary of the relevant grant date.

(d) So long as the Company’s capital stock is admitted to quotation on a regulated securities exchange, and unless the laws applicable to the Company contain similar provisions and offer equivalent warranties, no shares of Stock issued upon settlement of French-Qualified Restricted Stock Units shall be sold, exchanged or otherwise disposed of during (i) the 10 Dealing Days preceding and the 3 Dealing Days following the publication of the consolidated accounts of the Company or, failing that, of its annual accounts and (ii) the period comprised between the date on which the Company’s representatives (organes sociaux) become aware of information that, should it become public, could significantly influence the market price of the Company’s capital stock, and the 10th Dealing Day following the date on which such information becomes public.

(e) Award Certificates relating to French-Qualified Restricted Stock Units granted to Eligible French Grantees who serve as directors or officers (mandataires sociaux) with executive management functions of the Company or of a Subsidiary on the relevant grant date shall contain specific additional transfer restrictions in compliance with the last paragraph of section II of article L225-197-1 of the French Code de commerce.

SECTION 5. TAXES

(a) In the case where French-Qualified Restricted Stock Units would be cancelled or terminated in exchange for a cash payment, any amounts due to the relevant French Participant shall be deemed to include, to the extent relevant, any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to such French Participant’s participation in the Plan and legally applicable to that French Participant.

(b) The Company or the relevant Subsidiary shall have the right, but no obligation, to contact, exchange information with or seek guidance or approval from, any tax and social security administrations in order to clarify or secure the tax and social security consequences of any award of French-Qualified Restricted Stock Units.

(c) It is intended that the French-Qualified Restricted Stock Units granted under this Sub-Plan for French-Qualified Restricted Stock Units shall qualify for the specific French tax and social security regime applicable to actions gratuites granted under articles L225-197-1 to L255-197-6 of the French Code de commerce. However, the Company shall not be deemed making any undertaking or representation that such qualified status will not be questioned or will be maintained, and the Company assumes no responsibility in this respect.

SECTION 6. FULL FORCE; EFFECT

(a) This Sub-Plan for French-Qualified Restricted Stock Units shall be considered as part of the Plan as if fully set forth in the Plan. Except as provided in this Sub-Plan for French-Qualified Restricted Stock Units, all terms and conditions of the Plan shall continue in full force and effect without regard to this Sub-Plan for French-Qualified Restricted Stock Units. To the extent there is any conflict between the terms and provisions of the Plan and the Sub-Plan for French-Qualified Restricted Stock Units, the Sub-Plan for French-Qualified Restricted Stock Units shall control.

(b) The Sub-Plan for French-Qualified Restricted Stock Units shall become effective upon approval by the Board in accordance with applicable state law, the Company’s certificate of incorporation and bylaws and the provisions of the Plan. No French-Qualified Restricted Stock Units may be granted to Eligible French Grantees hereunder prior to such approval. French-Qualified Restricted Stock Units may be granted to Eligible French Grantees hereunder within the 76 months following such approval.

DATE ADOPTED BY THE BOARD OF DIRECTORS: June 17, 2021

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